Exhibit 99.1

Absci Reports Business Updates and First Quarter 2023 Financial and Operating Results

Commenced work plan preparations and expect to initiate program work during second quarter leveraging Absci's generative AI drug creation platform for Phase II candidate

Achieved rapid advancements of generative AI drug creation platform, continually building on prior breakthroughs
VANCOUVER, Wash. and NEW YORK, May 15, 2023 – Absci Corporation (Nasdaq: ABSI), a generative AI drug creation company, today reported financial and operating results for the quarter ended March 31, 2023.
"With our Integrated Drug CreationTM platform and our team's unprecedented rate of innovation this year, we have achieved multiple industry breakthroughs and further demonstrated our position as a leader in the field of AI drug discovery," said Sean McClain, Founder and CEO. "Our ability to rapidly advance our models and platform and accelerate our pace of innovation has been illustrated through the manuscripts we have published this year demonstrating successive enhancements of our platform, and through new partnerships and programs initiated. This accelerated progress has been instrumental as we continue to advance and expand external partnership discussions, in addition to the meaningful advancements we have made on our internal pipeline of assets."
"We believe our platform offers multiple unique capabilities, enabling a shorter time to reach IND and delivering differentiated antibody compositions as well as the ability to unlock undruggable targets. Combined with key data and development partnerships, Absci is poised to rapidly grow our strategic portfolio across a range of therapeutic areas — and achieve our mission of creating better biologics for patients, faster."
Recent Highlights
•Commenced work plan preparations and expecting to initiate program work in the second quarter leveraging Absci's generative AI drug creation platform capabilities to optimize pharmacokinetic properties for a Phase II candidate with an undisclosed partner announced in March 2023.
•Entered into partnership with the University of Oxford’s Kennedy Institute of Rheumatology, a biomedical research center developing new therapies for chronic inflammatory and musculoskeletal conditions, to create breakthrough therapies for immune-mediated diseases. Through this partnership, Absci will apply its generative AI platform to The Kennedy Institute’s immunology biorepository to speed the discovery and development of multiple therapies.

Exhibit 99.1
•Entered into partnership with Aster Insights (formerly M2GEN), an oncology bioinformatics company, to create new cancer medicines and bring them to market at unprecedented speed. Through this partnership, Absci’s generative AI drug creation platform will tap into Aster Insights's clinical and molecular data set, ORIEN AVATAR®, to accelerate the creation of therapeutics for a range of malignancies and patient profiles, bringing AI drug creation to the fight against cancer.
•Continued adding talent to growing AI team, now including experience from OpenAI, Meta, Tesla, Google Brain, Roivant, Encoded Therapeutics, and Dyno Therapeutics, among others.
•Achieved industry breakthrough as the first to design and validate de novo therapeutic antibodies with zero-shot generative AI. This breakthrough unlocks the potential to accelerate time to clinic by over 50% and increase probability of success in the clinic. Absci’s zero-shot model generates antibody designs that are unlike those found in existing antibody databases, in cycle times as little as six weeks, including de novo versions of all three heavy chain CDRs (HCDR123). The data published also demonstrates the effectiveness of Absci’s generative AI platform at generating de novo antibodies that bind to the target of interest, with a hit rate up to five to 30 times greater than biological baselines examined.
First Quarter 2023 Financial Results
Revenue was $1.3 million for the three months ended March 31, 2023 compared to $0.8 million for the three months ended March 31, 2022. This increase was driven by partnered program mix and progress timing. Revenue in the first quarter of 2023 was impacted by timing of progress on the Merck research collaboration based on administrative delays, and Absci expects to recognize revenues from this collaboration throughout 2023.
Research and development expenses were $12.7 million for the first quarter of 2023 compared to $15.8 million for the corresponding prior year period. This decrease was primarily driven by lower laboratory operational costs.
Selling, general, and administrative expenses were $9.6 million for the first quarter of 2023 compared to $10.9 million for the corresponding prior year period. This decrease was primarily due to a reduction in insurance costs.
Net loss was $23.4 million for the first quarter of 2023, as compared to $29.5 million for the corresponding prior year period.
Cash, cash equivalents, and short-term investments as of March 31, 2023 was $144.3 million, compared to $164.4 million as of December 31, 2022.

Exhibit 99.1
2023 Outlook
Absci continues to anticipate at least ten new Active Programs in 2023, based on the company's current partnership pipeline. Absci also expects to generate more cash from execution on partnered programs this year and going forward, as compared to prior years, given the shift from cell line development to discovery programs.
Absci continues to expect a gross use of cash, cash equivalents, and short-term investments, exclusive of partnered program and equipment financing receipts, of approximately $90 million, below prior year use of $105 million. Absci also continues to focus its investments and operations on strategic initiatives and near-term inflection points, providing cash and cash equivalents and short-term investments into late 2025, consistent with previous disclosures.
About Absci
Absci is a generative AI drug creation company that combines AI with scalable wet lab technologies to create better biologics for patients, faster. Our Integrated Drug Creation™ platform unlocks the potential to accelerate time to clinic and increase the probability of success by simultaneously optimizing multiple drug characteristics important to both development and therapeutic benefit. With the data to learn, the AI to create, and the wet lab to validate, we can screen billions of cells per week, allowing us to go from AI-designed antibodies to wet lab-validated candidates in as little as six weeks. Our vision is to deliver breakthrough therapeutics at the click of a button, for everyone. Absci’s headquarters is in Vancouver, WA, with our AI Research Lab in New York City and an Innovation Center in Zug, Switzerland. Visit www.absci.com and follow us on LinkedIn (@absci), Twitter (@Abscibio), and YouTube.
Availability of Other Information About Absci
Investors and others should note that we routinely communicate with investors and the public using our website (www.absci.com) and our investor relations website (investors.absci.com), including without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites, as well as on Twitter, LinkedIn and YouTube. The information that we post on these websites and social media outlets could be deemed to be material information. As a result, investors, the media, and others interested in Absci are encouraged to review this information on a regular basis. The contents of our website and social media postings, or any other website that may be accessed from our website or social media postings, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.
Forward-Looking Statements
Certain statements in this press release that are not historical facts are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exhibit 99.1
Exchange Act of 1934, as amended, including statements containing the words “will,” “pursues,” “anticipates,” “plans,” “believes,” “forecast,” “potential,” “estimates,” “extends,” “expects,” and “intends,” or similar expressions. We intend these forward-looking statements, including statements regarding our expectations regarding business operations, financial performance, and results of operations, including our expectations and guidance regarding cash, cash equivalents, and short-term investments, our projected cash usage, needs, and runway, our expectations regarding the timing of regulatory filings related to our programs and the count of new Active Programs, our technology development efforts and the application of those efforts, including accelerating drug development timelines, increasing probability of successful drug development, advancing toward in silico drug design, our drug discovery and development activities related to partnered programs and our internal therapeutic assets, and our internal research and publication efforts, to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, and we make this statement for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. We can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved, and, furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including, without limitation, risks and uncertainties relating to our ability to effectively collaborate on research, drug discovery, and development activities with our partners or potential partners and challenges inherent in discovery and development of therapeutic assets; along with those risks set forth in our most recent periodic report filed with the U.S. Securities and Exchange Commission, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the U.S. Securities and Exchange Commission. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
Investor Contact:
investors@absci.com
Media Contact:
press@absci.com
absci@methodcommunications.com

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Statements of Operations

	For the Three Months Ended March 31,
(In thousands, except for share and per share data)	2023	2022
Revenues
Technology development revenue	$1,269	$454
Collaboration revenue	—	365
Total revenues	1,269	819
Operating expenses
Research and development	12,657	15,827
Selling, general and administrative	9,593	10,889
Depreciation and amortization	3,504	2,906
Total operating expenses	25,754	29,622
Operating loss	(24,485)	(28,803)
Other income (expense)
Interest expense	(321)	(195)
Other income, net	1,458	125
Total other income (expense), net	1,137	(70)
Loss before income taxes	(23,348)	(28,873)
Income tax expense	(7)	(621)
Net loss	$(23,355)	$(29,494)

Net loss per share: Basic and diluted	$(0.26)	$(0.33)

Weighted-average common shares outstanding: Basic and diluted	91,479,452	90,272,205

Exhibit 99.1
Absci Corporation
Unaudited Condensed Consolidated Balance Sheets

	March 31,	December 31,
(In thousands, except for share and per share data)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$11,409	$59,955
Restricted cash	15,027	15,023
Short-term investments	132,849	104,476
Receivables under development arrangements, net	1,326	1,550
Prepaid expenses and other current assets	4,706	5,859
Total current assets	165,317	186,863
Operating lease right-of-use assets	5,106	5,319
Property and equipment, net	50,166	52,723
Intangibles, net	50,780	51,622
Goodwill	21,335	21,335
Restricted cash, long-term	1,882	1,864
Other long-term assets	1,222	1,282
TOTAL ASSETS	$295,808	$321,008
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,933	$2,412
Accrued expenses	18,089	20,481
Long-term debt	3,078	2,946
Operating lease obligations	1,712	1,690
Financing lease obligations	2,030	2,296
Deferred revenue	359	445
Total current liabilities	27,201	30,270
Long-term debt - net of current portion	7,190	7,984
Operating lease obligations - net of current portion	6,881	7,317
Finance lease obligations - net of current portion	347	750
Deferred tax, net	224	238
Other long-term liabilities	—	35
TOTAL LIABILITIES	41,843	46,594
Commitments
STOCKHOLDERS' EQUITY
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	9	9
Additional paid-in capital	573,335	570,454
Accumulated deficit	(319,284)	(295,929)
Accumulated other comprehensive loss	(95)	(120)
TOTAL STOCKHOLDERS' EQUITY	253,965	274,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$295,808	$321,008